Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP COMPLETES SALE OF SUBSTANTIALLY
ALL OPERATING ASSETS AND LIABILITIES OF WILLTEK

NEWS RELEASE

Contact: Robert Censullo
             (973) 386-9696

For Immediate Release

Monday, May 10, 2010

Parsippany, N.J. – Wireless Telecom Group, Inc. (NYSEAmex: WTT) (the“Company”) announced today the completion of its previously disclosed agreement to sell substantially all of the operating assets of its wholly owned subsidiary Willtek Communications GmbH and affiliates to Aeroflex Incorporated, a Delaware corporation, in exchange for $2,750,000 in cash and the assumption of certain liabilities. The cash purchase price is subject to a post-closing adjustment if the adjusted net assets sold at the date of closing are less than the adjusted net assets target set forth in the purchase agreement. As part of the sale, all current employees of Willtek Communications GmbH and its affiliates will be offered employment with affiliates of Aeroflex.

“With the successful execution of this transaction, the Company will now re-direct its efforts and strong financial resources on the remaining brands Noisecom, Boonton and Microlab. As previously stated, these brands have historically been the core business of the Company and we intend to continue development of products in these brands and to maintain our leadership position in the RF and Microwave signaling test & measurement and components markets,” stated Paul Genova, Chief Executive Officer. Genova continued “The disposition of Willtek was step one in returning the Company to its core competencies and repositioning itself for growth opportunities. I’m encouraged by the enthusiasm and optimism being shown by the Company’s leadership team, all believing we have indeed better positioned the Company for future success. We believe our new direction is in the best interest of the Company’s employees and, most importantly, our shareholders.”

About Wireless Telecom Group

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance instruments and components includes peak power meters, signal analyzers, power splitters, combiners, diplexers, noise modules, precision noise generators, and passive inter-modulation testers. The Company serves both commercial and government markets with workflow-oriented, built-for-purpose solutions in cellular/mobile, WiFi, WiMAX, private mobile radio, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.